United Security Bancshares reports 2019 net income of $15.2 million

FRESNO, CA - January 23, 2020. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and year ended December 31, 2019. The Company reported consolidated net income of $2,895,000, or $0.17 per basic and diluted common share, for the quarter ended December 31, 2019, as compared to $3,948,000, or $0.23 per basic and diluted common share, for the quarter ended December 31, 2018. The Company recognized net income of $15,172,000 for the year ended December 31, 2019, an increase of 8% compared to the net income of $14,017,000 recognized for the year ended December 31, 2018. Basic and diluted earnings per share increased to $0.90 and $0.89, respectively, for the year ended December 31, 2019, as compared to basic and diluted earnings per share of $0.83 for the year ended December 31, 2018.

Fourth Quarter 2019 Highlights (at or for the quarter ended December 31, 2019, except where noted)

▪	Total loans, net of unearned fees, increased to $596,554,000, compared to $587,814,000 at December 31, 2018 and $569,500,000 in the preceding quarter.

▪	Total deposits increased to $818,362,000, compared to $805,643,000 at December 31, 2018.

▪	Book value per share increased to $6.83, compared to $6.45 at December 31, 2018.

▪	The efficiency ratio improved to 49.99% for the year ended December 31, 2019, compared to 54.34% for the year ended December 31, 2018.

▪
Net income during the quarter ended December 31, 2019 decreased $1,053,000 when compared to the quarter ended December 31, 2018. This decrease was primarily attributed to the change on fair value of junior subordinated debentures which recorded a gain of $499,000 for the quarter ended December 31, 2018, compared to a loss of $407,000 for the quarter ended December 31, 2019.

▪	Net interest margin decreased to 4.02% from 4.13% for the quarter ended December 31, 2018, and decreased from 4.17% in the preceding quarter.

▪	Net charge-offs totaled $328,000, compared to net charge-offs of $338,000 for the quarter ended December 31, 2018, and net charge-offs of $226,000 in the preceding quarter.

▪	Capital positions remain strong with a 12.82% Tier 1 Leverage Ratio, a 15.39% Common Equity Tier 1 Ratio; a 16.81% Tier 1 Risk-Based Capital Ratio; and a 17.98% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.21%, compared to 1.66% for the quarter ended December 31, 2018, and 1.69% in the preceding quarter.

▪	Annualized return on average equity ("ROAE") was 9.85%, compared to 14.28% for the quarter ended December 31, 2018, and 14.36% in the preceding quarter.

▪	Other real estate owned balances increased to $6,753,000 at December 31, 2019 when compared to $5,745,000 at December 31, 2018.

▪	The allowance for credit losses as a percentage of gross loans decreased to 1.33%, compared to 1.43% at December 31, 2018.

Dennis Woods, President and Chief Executive Officer, stated: "We have accomplished a lot of good throughout the year, including successfully navigating the changing interest environment to produce positive growth in net earnings, loans, and deposits. As we enter 2020, we will continue to focus on growing our franchise while maintaining our strong capital and liquidity levels."

Results of Operations

ROE for the year ended December 31, 2019 was 13.30%, compared to 13.23% for the year ended December 31, 2018. ROA was 1.58% for the year ended December 31, 2019, compared to 1.61% for the year ended December 31, 2018. Annualized ROE for the quarter ended December 31, 2019 was 9.85% compared to 14.28% for the same period in 2018. Annualized ROA was 1.21% for the quarter ended December 31, 2019, compared to 1.66% for the same period in 2018.

The annualized average cost of deposits was 0.37% for the quarters ended December 31, 2019 and December 31, 2018. Average interest-bearing deposits decreased 2.59% between the quarters ended December 31, 2018 and 2019 to an average balance of $497,675,000.

Net interest income after the provision for credit losses for the year ended December 31, 2019 totaled $36,794,000, an increase of $1,118,000, or 3.13%, from $35,676,000 for the same period ended December 31, 2018. Included within the balance of net interest income after the provision for credit losses for the year ended December 31, 2018 was a $1,710,000 recovery of provision. The recovery of provision was due to one-time recoveries on previously charged-off loans. The Company's net interest margin decreased from 4.28% for the year ended December 31, 2018 to 4.22% for the year ended December 31, 2019. The decrease was the result of increases in yields and balances of interest-bearing liabilities, partially offset by increases in loan and investment yields. The yield on loans increased from 5.57% for the year ended December 31, 2018 to 5.91% for the year ended December 31, 2019. The yield on loans for the year ended December 31, 2018 includes $550,000 in write-downs of unamortized insurance premiums on the student loan portfolio, which was a result of the dissolution of the insurance carrier. The increase in net interest income on a year-over-year comparison is the result of higher interest rates on loans and growth in the investment balances, partially offset by increasing costs of deposits. Net interest income after the provision for credit losses for the quarter ended December 31, 2019 totaled $8,691,000, a decrease of $319,000, or 3.54%, from the net interest income of $9,010,000 for the same period ended December 31, 2018.

Non-interest income for the year ended December 31, 2019 totaled $5,754,000, reflecting an increase of $1,149,000 from the $4,605,000 in non-interest income reported for the year ended December 31, 2018. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $3,257,000 and $3,544,000 for the year ended December 31, 2019 and 2018, respectively. On a year-over-year comparative basis, non-interest income increased primarily due to a $1,165,000 gain on the fair value of junior subordinated debentures (TRUPs) for the year ended December 31, 2019, compared to a $424,000 loss for the same period ended December 31, 2018. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the year ended December 31, 2019 also includes a $115,000 loss resulting from the dissolution of the USB Real Estate Investment Trust (REIT) which was completed in February 2019. Non-interest income for the year ended December 31, 2018 includes a $171,000 gain recorded on the death benefit proceeds of bank-owned life insurance.

Non-interest income for the quarter ended December 31, 2019 totaled $647,000, reflecting a decrease of $1,018,000 from the $1,665,000 in non-interest income reported for the quarter ended December 31, 2018. The decrease during the period was primarily due to the recording of a $407,000 loss on the fair value of TRUPs for the quarter ended December 31, 2019, as compared to a $499,000 gain for the quarter ended December 31, 2018. The change in the fair value of TRUPs reflected in non-interest income was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $778,000 for the quarter ended December 31, 2019, as compared to $757,000 for the quarter ended December 31, 2018.

For the year ended December 31, 2019, non-interest expense totaled $21,279,000, an increase of $347,000 compared to $20,932,000 for the year ended December 31, 2018. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $698,000 in professional fees, $169,000 in data processing, and $99,000 in expenses related to other real estate owned, partially offset by decreases of $612,000 in salaries and employee benefits, and $166,000 in regulatory assessments. The increase in professional fees is mainly attributed to an increase in legal fees. The increase in data processing is primarily due to additional service fees. The decrease in salary and employee benefits is attributed to lower equity award expense. The decrease in regulatory assessments is related to one-time FDIC assessment credits. Non-interest expense for the year ended December 31, 2018 includes a $121,000 recovery of workman's compensation insurance expense.

Non-interest expense totaled $5,335,000 for the quarter ended December 31, 2019, a decrease of $138,000 as compared to $5,473,000 reported for the quarter ended December 31, 2018. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in salary and employee benefits as a result of lower equity award expenses and decreases in regulatory assessments. The decrease in regulatory assessments is attributed to FDIC assessment credits.

The Company recorded an income tax provision of $6,097,000 for the year ended December 31, 2019, compared to $5,332,000 for the same period in 2018. The effective tax rate for the year ended December 31, 2019 was 28.67%, compared to 27.56% for the year ended December 31, 2018. For the quarter ended December 31, 2019, the Company recorded a tax provision of $1,108,000, compared to a provision of $1,254,000 for the same period in 2018.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit losses, and gain on sale of other real estate owned (OREO). Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $23,861,000, or 2.56%, for the year ended December 31, 2019, due primarily to increases of $10,003,000 in investment securities and $9,441,000 in gross loan balances. Unfunded loan commitments increased from $144,643,000 at December 31, 2018 to $197,559,000 at December 31, 2019. With the adoption of ASU 2016-02, effective January 1, 2019, the Company recognized an operating lease right-of-use asset and an operating lease liability. At December 31, 2019, the balances of the operating lease right-of-use asset and liability were $3,360,000 and $3,463,000, respectively.

Total deposits increased $12,719,000, or 1.58%, to $818,362,000 during the year ended December 31, 2019. This increase was due to an increase of $19,230,000 in noninterest bearing deposits and $20,489,000 in NOW and money market accounts, partially offset by a decrease of $17,032,000 in time deposits and $9,968,000 in savings accounts. In total, NOW, money market and savings accounts increased 2.44% to $441,012,000 at December 31, 2019, compared to $430,491,000 at December 31, 2018. Noninterest bearing deposits increased 6.57% to $311,950,000 at December 31, 2019, compared to $292,720,000 at December 31, 2018. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $13,802,000.

Shareholders’ equity at December 31, 2019 was $115,989,000, an increase of $6,749,000 from shareholders’ equity of $109,240,000 at December 31, 2018. The increase in equity was the result of net earnings for the period, partially offset by cash dividends. At December 31, 2019 there was accumulated other comprehensive loss of $632,000, as compared to accumulated other comprehensive income of $674,000 at December 31, 2018. The change from December 31, 2018 to December 31, 2019 was the result of unrealized losses on junior subordinated debentures (TRUPs) caused by a decrease in yields during the period.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on December 17, 2019. The dividend was payable on January 14, 2020, to shareholders of record as of January 2, 2019.The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on September 24, 2019. The dividend was payable on October 18, 2019, to shareholders of record as of October 8, 2019. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on June 25, 2019. The dividend was payable on July 18, 2019, to shareholders of record as of July 8, 2019. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 26, 2019. The dividend was payable on April 17, 2019, to shareholders of record as of April 8, 2019. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $20,000 for the year ended December 31, 2019, compared to a recovery of provision of $1,764,000 for the year ended December 31, 2018. Net loan charge-offs totaled $507,000 for the year ended December 31, 2019, as compared to net recoveries of $892,000 for the year ended December 31, 2018. The Company recorded a provision for credit loss of $5,000 for the quarter ended December 31, 2019, compared to a recovery of provision for credit losses of $65,000 for the quarter ended December 31, 2018. Net loan charge-offs totaled $328,000 for the quarter ended December 31, 2019, as compared to net loan charge-offs of $338,000 for the quarter ended December 31, 2018.

The Company's allowance for loan loss totaled 1.33% of the loan portfolio at December 31, 2019, compared to 1.43% at December 31, 2018. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at December 31, 2019 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDRs), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $404,000 between December 31, 2018 and December 31, 2019 to $21,225,000. Nonperforming assets as a percentage of total assets decreased from 2.32% at December 31, 2018 to 2.22% at December 31, 2019. The decrease in nonperforming assets is mainly attributed to decreases in restructured loans. Nonaccrual loans decreased $355,000 between December 31, 2018 and December 31, 2019 to $11,697,000. Total restructured loans decreased $1,872,000 between December 31, 2018 and December 31, 2019. OREO balances increased from $5,745,000 at December 31, 2018 to $6,753,000 at December 31, 2019, with the addition of one property.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) changes in general economic and financial market conditions, either nationally or locally, (2) changes in interest rates, (3) changes in banking laws or regulations, (4) increased competition in the Company’s market, impacting the ability to execute its business plans, (5) loss of key personnel, (6) unanticipated credit losses, (7) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (8) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (9) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2018, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2019	December 31, 2018
Assets
Cash and non-interest-bearing deposits in other banks	$27,291	$28,949
Due from Federal Reserve Bank ("FRB")	191,704	191,388
Cash and cash equivalents	218,995	220,337

Investment securities (at fair value)
Available for sale ("AFS") securities	76,312	66,426
Marketable equity securities	3,776	3,659
Total investment securities	80,088	70,085
Loans	597,374	587,933
Unearned fees and unamortized loan origination costs - net	(820)	(119)
Allowance for credit losses	(7,908)	(8,395)
Net loans	588,646	579,419

Premises and equipment - net	9,380	9,837
Accrued interest receivable	8,208	8,341
Other real estate owned ("OREO")	6,753	5,745
Goodwill	4,488	4,488
Deferred tax assets - net	3,191	3,174
Cash surrender value of life insurance	20,955	20,244
Operating lease right-of-use assets	3,360	—
Other assets	12,855	11,388
Total assets	$956,919	$933,058

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$311,950	$292,720
Interest-bearing	506,412	512,923
Total deposits	818,362	805,643

Accrued interest payable	59	57
Operating lease liabilities	3,463	—
Other liabilities	8,238	7,963
Junior subordinated debentures (at fair value)	10,808	10,155
Total liabilities	840,930	823,818

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,973,885 at December 31, 2019 and 16,946,622 at December 31, 2018	58,974	58,624
Retained earnings	57,647	49,942
Accumulated other comprehensive (loss) income	(632)	674
Total shareholders' equity	115,989	109,240
Total liabilities and shareholders' equity	$956,919	$933,058

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Interest Income:
Interest and fees on loans	$8,292	$8,269	$34,025	$32,383
Interest on investment securities	437	337	1,797	1,146
Interest on deposits in FRB	829	1,215	4,880	3,086
Total interest income	9,558	9,821	40,702	36,615

Interest Expense:
Interest on deposits	758	762	3,432	2,278
Interest on other borrowed funds	104	114	456	425
Total interest expense	862	876	3,888	2,703
Net Interest Income	8,696	8,945	36,814	33,912
Provision (Recovery of Provision) for Credit Losses	5	(65)	20	(1,764)
Net Interest Income after Provision (Recovery of Provision) for Credit Losses	8,691	9,010	36,794	35,676

Noninterest Income:
Customer service fees	778	757	3,257	3,544
Increase in cash surrender value of bank-owned life insurance	89	131	528	520
(Loss) gain on fair value of marketable equity securities	(11)	35	117	(78)
Gain on proceeds from bank-owned life insurance	—	—	—	171
(Loss) gain on fair value of junior subordinated debentures	(407)	499	1,165	(424)
Loss on dissolution of real estate investment trust	—	—	(115)	—
Gain on sale of assets	—	—	1	—
Other	198	243	801	872
Total noninterest income	647	1,665	5,754	4,605

Noninterest Expense:
Salaries and employee benefits	2,801	2,924	11,109	11,721
Occupancy expense	882	817	3,332	3,264
Data processing	181	128	583	414
Professional fees	757	720	3,180	2,482
Regulatory assessments	26	82	164	330
Director fees	91	82	373	321
Correspondent bank service charges	15	14	57	63
Loss on California tax credit partnership	—	11	—	25
Net cost on operation and sale of OREO	22	16	244	145
Other	560	679	2,237	2,167
Total noninterest expense	5,335	5,473	21,279	20,932

Income Before Provision for Taxes	4,003	5,202	21,269	19,349
Provision for Taxes on Income	1,108	1,254	6,097	5,332
Net Income	$2,895	$3,948	$15,172	$14,017

Basic earnings per common share	$0.17	$0.23	$0.90	$0.83
Diluted earnings per common share	$0.17	$0.23	$0.89	$0.83
Weighted average basic shares for EPS	16,956,350	16,907,202	16,951,955	16,899,960
Weighted average diluted shares for EPS	16,994,260	16,963,797	16,984,796	16,938,772

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Average Balances:
Loans (1)	$578,082	$577,985	$576,015	$581,221
Investment securities – taxable	80,958	65,317	71,456	54,838
Interest-bearing deposits in FRB	198,803	217,424	223,484	157,222
Total interest-earning assets	857,843	860,726	870,955	793,281
Allowance for credit losses	(8,199)	(8,919)	(8,386)	(9,118)
Cash and due from banks	29,979	29,365	29,174	27,605
Other real estate owned	6,446	5,745	5,922	5,745
Other non-earning assets	62,937	57,950	61,572	55,321
Total average assets	$949,006	$944,867	$959,237	$872,834

Interest-bearing deposits	$497,675	$510,891	$516,698	$450,012
Junior subordinated debentures	10,266	10,438	10,289	9,922
Total interest-bearing liabilities	507,941	521,329	526,987	459,934

Non-interest-bearing deposits	314,245	306,814	308,518	300,698
Other liabilities	10,230	7,027	9,683	6,253
Total liabilities	832,416	835,170	845,188	766,885
Total equity	116,590	109,697	114,049	105,949
Total liabilities and equity	$949,006	$944,867	$959,237	$872,834

Average Rates:
Loans (1)	5.69%	5.68%	5.91%	5.57%
Investment securities- taxable	2.14%	2.05%	2.51%	2.09%
Interest-bearing deposits in FRB	1.65%	2.22%	2.18%	1.96%
Earning assets	4.42%	4.53%	4.67%	4.62%
Interest bearing deposits	0.60%	0.59%	0.66%	0.51%
Total deposits	0.37%	0.37%	0.42%	0.30%
Junior subordinated debentures	4.02%	4.33%	4.43%	4.28%
Total interest-bearing liabilities	0.67%	0.67%	0.74%	0.59%
Net interest margin (2)	4.02%	4.13%	4.22%	4.28%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Cash and cash equivalents	$218,995	$245,943	$309,460	$260,701	$220,337
Investment securities	80,088	81,651	63,632	66,604	70,085
Loans	596,554	569,500	572,810	579,617	587,814
Allowance for credit losses	(7,908)	(8,230)	(8,452)	(8,417)	(8,395)
Net loans	588,646	561,270	564,358	571,200	579,419
Other assets	69,190	68,534	69,043	65,535	63,217
Total assets	$956,919	$957,398	$1,006,493	$964,040	$933,058

Non-interest-bearing	$311,950	$333,156	$304,172	$300,476	$292,720
Interest-bearing	506,412	487,067	566,743	531,101	512,923
Total deposits	818,362	820,223	870,915	831,577	805,643
Other liabilities	22,568	21,965	22,240	21,270	18,175
Total liabilities	840,930	842,188	893,155	852,847	823,818
Total shareholders' equity	115,989	115,210	113,338	111,193	109,240
Total liabilities and shareholder's equity	$956,919	$957,398	$1,006,493	$964,040	$933,058

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total interest income	$9,558	$10,417	$10,311	$10,417	$9,821
Total interest expense	862	1,061	1,008	957	876
Net interest income	8,696	9,356	9,303	9,460	8,945
Provision (recovery of provision) for credit losses	5	5	4	6	(65)
Net interest income after provision (recovery of provision) for credit losses	8,691	9,351	9,299	9,454	9,010

Total non-interest income	647	1,853	1,729	1,523	1,665
Total non-interest expense	5,335	5,335	5,262	5,347	5,473
Income before provision for taxes	4,003	5,869	5,766	5,630	5,202
Provision for taxes on income	1,108	1,696	1,669	1,623	1,254
Net income	$2,895	$4,173	$4,097	$4,007	$3,948

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	December 31, 2019	December 31, 2018
Commercial and industrial	$75	$—
Real estate - mortgage	—	389
RE construction & development	11,478	11,663
Agricultural	144	—
Total nonaccrual loans	$11,697	$12,052

Loans past due 90 days and still accruing	386	—
Restructured loans	2,389	3,832
Total nonperforming loans	$14,472	$15,884
Other real estate owned	6,753	5,745
Total nonperforming assets	$21,225	$21,629

Nonperforming loans to total gross loans	2.42%	2.70%
Nonperforming assets to total assets	2.22%	2.32%
Allowance for credit losses to nonperforming loans	54.64%	52.85%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Return on average assets	1.21%	1.66%	1.58%	1.61%
Return on average equity	9.85%	14.28%	13.30%	13.23%
Net charge-off (recoveries) to average loans	0.23%	0.23%	0.09%	(0.15)%

	December 31, 2019	December 31, 2018
Shares outstanding - period end	16,973,885	16,946,622
Book value per share	$6.83	$6.45
Efficiency ratio (1)	49.99%	54.34%
Total impaired loans	$17,071	$18,683
Net loan to deposit ratio	71.93%	71.92%
Allowance for credit losses to total loans	1.33%	1.43%
Total capital to risk weighted assets
Company	17.98%	17.80%
Bank	17.78%	17.70%
Tier 1 capital to risk-weighted assets
Company	16.81%	16.55%
Bank	16.61%	16.45%
Common equity tier 1 capital to risk-weighted assets
Company	15.39%	15.15%
Bank	16.61%	16.45%
Tier 1 capital to adjusted average assets (leverage)
Company	12.82%	12.15%
Bank	12.83%	12.16%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Twelve Months Ended December 31,
	2019	2018	Change $	Change %
Net income	$15,172	$14,017	$1,155	8.24%

TRUPs (1) fair value adjustment gain (loss)	1,165	(424)
Reversal of provision for credit losses (2)	—	1,615
	1,165	1,191

Income tax effect	338	345
Non-core items net of taxes	827	846

Non-GAAP core net income	$14,345	$13,171	$1,174	8.91%

(1)	TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the calculated reserve for the period. The recovery of provision for credit losses of $1,764,000 for the year ended December 31, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $1,615,000 and a provision for overdrafts of $149,000. For the year ended December 31, 2019, there was no reversal from the allowance for credit losses in excess of the calculated reserve for the period. The provision for credit losses of $20,000, as reported within the Consolidated Statements of Income, represents the provision for overdrafts.